EXHIBIT 99.1

Diedrich Coffee Plans to Sell International Operations

of Gloria Jean’s Brand

Irvine, California, December 6, 2004 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced that it has signed a definitive agreement for the sale of its Gloria Jean’s international franchise operations for $16 million in cash . There are also license and consulting agreements, for which Diedrich Coffee will receive $7.25 million over a period of six years. The purchaser is Jireh International Pty. Ltd., the Gloria Jean’s master franchisee for Australia.

The acquisition is subject to a number of customary conditions and is expected to close in January 2005. Pursuant to the definitive agreement, the purchaser will acquire certain international Gloria Jean’s trademarks and Diedrich Coffee’s interest in all existing international Gloria Jean’s master franchise agreements. The terms of the individual international master franchise agreements for each country are not significantly affected by this transaction.

After all payments have been made to Diedrich Coffee under the license and consulting agreements, the remainder of the Gloria Jean’s trademarks (including the U.S. trademarks) will be transferred to Jireh. Thereafter, Diedrich Coffee’s existing U.S. based Gloria Jean’s subsidiary will continue to operate, franchise and develop Gloria Jean’s Coffees locations in the United States, under a perpetual royalty-free master franchise agreement with Jireh.

As of December 6, 2004, there were 316 international Gloria Jean’s franchise units, including 225 in Australia. After the completion of this transaction, all Gloria Jean’s locations outside of the United States will be affiliated with Jireh. The Company’s 146 domestic Gloria Jean’s locations will not be affected by the sale of the international Gloria Jean’s trademarks.

Diedrich Coffee operates two other brands in the United States: Diedrich Coffee, with 31 coffeehouses primarily in Southern California, and Coffee People, with 24 units in Portland, Oregon. As part of the transaction Diedrich Coffee and Coffee People have agreed not to compete internationally with Gloria Jean’s for a period of two years after the closing of this sale. During this period, the company intends to focus on accelerated growth of all three of its brands in the United States. In addition, Diedrich Coffee will maintain its California based roasting operations, and its wholesale sales force will continue selling coffee throughout the United States under all three brands.

Roger Laverty, Diedrich Coffee’s Chief Executive Officer, stated “We believe this will be a beneficial transaction for all parties. For Diedrich Coffee, it provides an opportunity and resources to focus on accelerated expansion of our brands in the United States. We see tremendous potential here in the world’s largest market for specialty coffee, and the reallocation of capital and other resources will assist us in exploiting that opportunity. For Jireh, it is a chance to control its own destiny and reap the rewards from its remarkable growth. Jireh has added over 170 new Gloria Jean’s units in the past three years. For the other international Gloria Jean’s master franchisees, Jireh will provide the leadership and commitment to the Gloria Jean’s brand that has been the basis for its success.”

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. At December 6, 2004 the Company operated 517 retail outlets, the majority of which are franchised, located in 33 states and 14 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact:
Marty Lynch, Chief Financial Officer	(949) 260-1600